Exhibit 99.1

FOR RELEASE: March 24, 2026

For further information, contact:

Rob Werkmeister, Senior Vice President of Marketing & Customer Experience
rwerkmeister@ruger.com

Ruger Launches Dedicated Shareholder Website Hosting
Important Information Relating to the 2026 Annual Meeting

Encourages shareholders to visit ruger.com/proxy2026

Mayodan, NC – Sturm, Ruger & Company, Inc. (NYSE: RGR) (“Ruger” or the “Company”) today announced the launch of ruger.com/proxy2026, a website dedicated to hosting materials relating to the Company’s 2026 Annual Meeting of Shareholders (the “Annual Meeting”).

The website provides shareholders with detailed information on the recently refreshed Ruger Board, which includes five new directors who have joined over the past year. The website also includes information on the Company’s capital stewardship, shareholder returns, performance, and strategic direction, along with copies of meeting-related communications from Ruger and other important details regarding the Annual Meeting. As explained further on the website, Ruger has a strong record of consistently delivering long-term shareholder value through disciplined capital allocation and operational excellence.

Ruger shareholders are encouraged to visit the website regularly for the most up-to-date information as the Annual Meeting approaches.

About Ruger Firearms

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across the Ruger, Marlin and Glenfield brands. For over 75 years, Sturm, Ruger & Co., Inc. has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

Important Information and Where to Find It

Ruger intends to file a proxy statement and CAMO GREEN proxy card and other relevant documents with the SEC in connection with its solicitation of proxies from the Company’s stockholders for Ruger’s 2026 Annual Meeting of Stockholders (the “Proxy Statement”). This press release is neither a solicitation of a proxy nor a substitute for any proxy statement or other document that Ruger may file with the SEC in connection with any solicitation by Ruger. RUGER STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY RUGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain copies of these documents and other documents filed with the SEC by Ruger free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Ruger are also available free of charge by accessing the “Corporate” section of the Company’s website at www.ruger.com/corporate.

Certain Information Regarding Participants

Ruger and its directors and certain of its executive officers will be deemed to be “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders by Ruger in connection with the matters to be considered at Ruger’s 2026 Annual Meeting of Stockholders. Information regarding the names of Ruger’s executive officers and directors and their respective interests in Ruger by security holdings or otherwise is set forth (i) in Ruger’s proxy statement for the 2025 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2025 (the “2025 Proxy Statement”), which is available here, including under the headings “Proposal 1: Election of Directors”, “The Board of Directors, Its Committees and Policies”, “Committees of the Board”, “Director Compensation”, “Directors’ and Executive Officers’ Beneficial Equity Ownership”, “Beneficial Ownership Of Directors And Management Table”, “Certain Relationships And Related-Party Transactions”, “Proposal No. 3 – Advisory Vote on Compensation of Named Executive Officers”, “Compensation Discussion and Analysis”, “Executive Compensation”, “Potential Payments Upon Termination Or Change In Control”, “Potential And Actual Payments Under Severance Agreements Table”, “Pension Plans”, “Chief Executive Officer Pay Ratio” and “Pay Versus Performance (PVP)” and (ii) under Item 5.02 “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” in the Current Reports on Form 8-K filed by Ruger with the SEC on June 20, 2025 (available here) and February 23, 2026, as amended on March 10, 2026 (available here). To the extent holdings of such persons in the Company’s securities have changed since the amounts described in the 2025 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, by Benjamin P. Quinn on May 2, 2025 (available here), by John A. Cosentino, Jr. on May 8, 2025 (available here), by Phillip C. Widman on May 8, 2025 (available here), by John A. Cosentino, Jr. on June 2, 2025 (available here), by Phillip C. Widman on June 2, 2025 (available here), by Ronald C. Whitaker on June 2, 2025 (available here), by Amir P. Rosenthal on June 2, 2025 (available here), by Terrence G. O’Connor on June 2, 2025 (available here), by Sarah F. Colbert on June 3, 2025 (available here), by Bruce T. Pettet on June 27, 2025 (available here), by Bruce T. Pettet on July 2, 2025 (available here), by Bruce T. Pettet on August 13, 2025 (available here), by Amir P. Rosenthal on November 17, 2025 (available here), by Thomas A. Dineen on March 4, 2026 (available here), by Shawn C. Leska on March 4, 2026 (available here), by Sarah F. Colbert on March 4, 2026 (available here), by Robert J. Werkmeister, Jr. on March 4, 2026 (available here), by Michael W. Wilson on March 4, 2026 (available here), by Thomas A. Dineen on March 10, 2026 (available here), by Todd W. Seyfert on March 10, 2026 (available here), by Shawn C. Leska on March 10, 2026 (available here), by Benjamin P. Quinn on March 10, 2026 (available here), by Robert J. Werkmeister, Jr. on March 10, 2026 (available here), by Sarah F. Colbert on March 10, 2026 (available here), by Michael W. Wilson on March 10, 2026 (available here), and by Stephen J. Timm on March 19, 2026 (available here). Additional information can also be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 2, 2026, which is available here. Details concerning the nominees of Ruger’s Board of Directors for election at the 2026 Annual Meeting will be included in the Proxy Statement. These documents, including the definitive Proxy Statement (and any amendments or supplements thereto) and other documents filed by the Company with the SEC, are or will be available free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Ruger are also available free of charge by accessing the “Corporate” section of the Company’s website at www.ruger.com/corporate.